Exhibit 99.1

FOR RELEASE	FEBRUARY 12, 2008
For more information, contact:
Lisa F. Campbell, Executive Vice President,
Chief Operating Officer and Chief Financial Officer lisac@newcenturybanknc.com; 910-892-7080

NEW CENTURY BANCORP REPORTS

EARNINGS FOR YEAR END 2007

Dunn, NC . . . New Century Bancorp (the “Company” – NASDAQ: NCBC), the holding company for New Century Bank and New Century Bank South, reported net income of $1.66 million for the year ended December 31, 2007, compared to net income of $3.97 million in 2006, a decrease of 58%. This decrease in net income is primarily due to increases in the provision for loan losses that were necessitated by the identification of problem loans in the portfolio of New Century Bank, as has already been reported. Basic and diluted earnings per share for 2007 were $0.25 and $0.24, respectively, compared to basic and diluted earnings per share of $0.69 and $0.65, respectively, for 2006.

For the quarter ended December 31, 2007, the Company reported net income of $861,000, an increase of 60% over net income of $539,000 for fourth quarter 2006. Basic and diluted earnings per share for fourth quarter 2007 were $0.13, compared to basic and diluted earnings per share for fourth quarter 2006 of $0.08.

As of December 31, 2007, the Company reported total assets of $591.0 million compared to $552.9 million as of December 31, 2006, an increase of 7%. Total deposits increased 7% to $498.1 million and total loans increased 4% to $442.9 at year end 2007, compared to total deposits and total loans of $464.1 million and $427.9 million, respectively, at year end 2006.

Commenting on the results, William L. Hedgepeth II, president and CEO of New Century Bancorp said, “We are pleased to report positive results for 2007, a year in which we faced a number of challenges as a Company. Early in the year, we expanded our franchise by opening an office on Ramsey Street in Fayetteville, NC, our second office in this growing market. Later, we opened a permanent office in Lillington, NC, building on the success of our temporary facility in this town that serves as the county seat of Harnett County. As our headquarters is located in Dunn, NC, we are pleased to report that, based on Federal Deposit Insurance Corporation (FDIC) data as of June 30, 2007, we maintained our number one ranking in deposit market share there, and also rose to number three in market share in Goldsboro, NC in only a few short years.

“During the fourth quarter, we announced the merger of New Century Bank and New Century Bank South, which we anticipate will take place prior to the end of first quarter 2008. We are excited that this is moving forward and anticipate that this merger will streamline processes at our bank and provide long-term benefits to our customers.

“In January 2008, we hired a new executive vice president and chief credit officer who brings a great deal of experience to our Company. He has responsibility for our entire credit function and will ensure that we maintain a high standard for credit quality.”

New Century Bank has offices in Dunn, Clinton, Goldsboro, and Lillington, and New Century Bank South has offices in Fayetteville, Lumberton, Pembroke and Raeford.

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NASDAQ: NCBC

www.newcenturybanknc.com

The information as of and for the year and quarter ended December 31, 2007, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months Ended December 31,		At or for the twelve months Ended December 31,
	2007	2006	2007	2006
Summary of Operations:
Total interest income	$10,341	$10,190	$41,598	$35,812
Total interest expense	5,329	4,785	20,653	16,167

Net interest income	5,012	5,405	20,945	19,645
Provision for loan losses	456	1,659	5,974	2,779

Net interest income after provision	4,556	3,746	14,971	16,866
Noninterest income	901	1,182	3,870	3,278
Noninterest expense	4,062	4,035	16,229	13,816

Income before income taxes	1,395	893	2,612	6,328
Provision for income taxes	534	354	953	2,358

Net income	$861	$539	$1,659	$3,970

Share and Per Share Data (1):
Earnings per share—basic	$0.13	$0.08	$0.25	$0.69
Earnings per share—diluted	0.13	0.08	0.24	0.65
Book value per share	9.09	8.84	9.09	8.84
Tangible book value per share	7.63	7.30	7.63	7.30
Ending shares outstanding	6,730,874	6,497,022	6,730,874	6,497,022
Weighted average shares outstanding:
Basic	6,730,874	6,492,748	6,603,631	5,784,671
Diluted	6,813,860	6,799,966	6,789,608	6,115,709

Selected Performance Ratios:
Return on average assets	0.57%	0.39%	0.28%	0.81%
Return on average equity	5.61%	3.70%	2.77%	8.71%
Net interest margin	3.62%	4.20%	3.88%	4.28%
Efficiency ratio (2)	68.70%	61.26%	65.40%	60.27%

Period End Balance Sheet Data:
Loans, net of unearned income	$442,875	$427,948	$442,875	$427,948
Total Earning Assets	543,167	508,263	543,167	508,263
Goodwill and other intangible assets	9,834	9,988	9,834	9,988
Total Assets	591,025	552,965	591,025	552,965
Deposits	498,123	464,117	498,123	464,117
Short term debt	16,967	16,441	16,967	16,441
Long term debt	12,372	12,372	12,372	12,372
Shareholders’ equity	61,173	57,439	61,173	57,439

Selected Average Balances:
Gross Loans	$451,831	$412,798	$449,799	$369,110
Total Earning Assets	549,026	510,165	539,526	458,964
Goodwill and other intangible assets	9,853	9,274	9,910	4,087
Total Assets	596,185	553,131	584,524	491,839
Deposits	505,670	460,516	493,989	412,078
Short term debt	14,488	19,396	15,672	19,158
Long term debt	12,372	12,372	12,372	12,372
Shareholders’ equity	60,914	57,846	59,888	45,570

Asset Quality Ratios:
Nonperforming assets	$5,583	$3,383	$5,583	$3,383
Allowance for loan losses	8,314	7,496	8,314	7,496
Nonperforming loans (3) to period-end loans	1.12%	0.75%	1.12%	0.75%
Allowance for loan losses to period-end loans (4)	1.88%	1.75%	1.88%	1.75%
Net loan charge-offs to average loans	0.68%	0.11%	1.15%	0.27%

(1)	Adjusted for all periods presented to reflect the effects of a six-for-five stock split in the form of a 20% stock dividend in December 2006.
(2)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Allowance for loan losses to period-end loans ratio excludes loans held for sale.